P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
August 28, 2023		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES NEW EXECUTIVE OFFICERS
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced the election of Hugh Donlon to the position of Executive Vice President, Community Banking, effective September 5, 2023, and the election of Matthew Macia to the position of Executive Vice President, Chief Risk Officer, effective August 21, 2023. The positions are with Peoples and its banking subsidiary, Peoples Bank. Donlon succeeds Tyler Wilcox, who was elevated to Senior Executive Vice President, Chief Operating Officer, of Peoples and Peoples Bank on July 11, 2023.
“Hugh and Matt bring a tremendous amount of banking experience to Peoples, much of it with institutions over $10 billion in asset size,” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer. “I am thrilled to have them join our executive leadership team.”
Donlon has a broad background in commercial banking, credit administration, retail banking, wealth management and business banking. Prior to joining Peoples, he served as Executive Vice President, Chief Lending Officer, of Alma Bank in New York, New York, since 2021. Donlon’s prior experience includes serving as a consultant with Blue Sky Partners, LLC, Basking Ridge, New Jersey, from 2018 to 2020, serving as Senior Executive Vice President, Chief Lending Officer, with Astoria Bank, Lake Success, New York, from 2014 to 2017, serving as Region President, Eastern Division, for Key Bank, N.A., Albany, New York, from 2008 to 2014, and serving in various roles with Citibank, N.A., New York, New York, from 1985 to 2008.
Macia brings significant experience in enterprise risk management to Peoples. He joins Peoples from Edwards Jones, St. Louis, Missouri, where he served as Senior Director, Head of Financial, Model and Investment Risk, from 2022 to 2023. Prior to Edward Jones, Macia served as Executive Vice President, Chief Risk Officer, of Bank of the Sierra, in Fresno, California, from 2019 to 2021, as Bank Chief Risk Officer, Senior Managing Director, of TIAA Bank in Charlotte, North Carolina, from 2014 to 2019, as Senior Vice President, Deposit and Small Business Lending Risk Executive, of Bank of America in Charlotte, North Carolina, from 2012 to 2014, and in various roles with Wachovia Bank and Wells Fargo from 2003 to 2012.
Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio, since 1902. As of June 30, 2023, Peoples had $8.8 billion in total assets, and 150 locations, including 129 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples’ vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

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